Exhibit 99.1

VGTel Inc. 3400 Pan American Dr. Unit 83, Miami, Florida 33133 Phone: 561-318-1903; Email: info@vgtelinc.com

January 25, 2025

To:

Administrator

Federal Aviation Administration (FAA)

800 Independence Avenue, SW

Washington, DC 20591

Subject: Request for Authorization to Conduct Astronomy Research on UAPs, Near-Earth Objects, and Related Phenomena

Dear Administrator,

On behalf of VGTel Inc, I am writing to formally request permission to conduct astronomy research focused on Deep Space celestial events, Unidentiﬁed Aerial Phenomena (UAPs), near-Earth objects (NEOs), and related atmospheric and orbital phenomena. VGTel Inc is a scientiﬁc initiative aimed at advancing public safety, scientiﬁc discovery, and our understanding of the universe. Our approach is rooted in a commitment to compliance with national security regulations and responsible data collection practices.

Overview of Research Objectives VGTel Inc aims to:

-	Monitor and study UAPs and NEOs to assess potential safety risks to aviation and orbital assets.
-	Enhance the global understanding of atmospheric and near-Earth space phenomena.
-	Develop advanced imaging and monitoring technologies to support public and governmental eﬀorts in space safety.
-	Investigate current events involving mysterious aerial phenomena and drones reported in various locations such as New Jersey, California, Michigan, and internationally. Recent news highlights unusual sightings of objects that defy conventional explanations, underlining the urgency for systematic scientiﬁc research into their origins and potential impacts.

Scope and Methodology

Our proposed activities include:

1.	Deploying advanced ground-based telescopes and sensors to collect imagery and data on UAPs and NEOs. The research will be conducted in the surrounding waters of the Atlantic and Pacific Oceans, the newly named Gulf of America, as well as on private and public land within the United States and its territories. Additionally, we are planning to extend our research operations to Chile, leveraging its ideal geographic and atmospheric conditions for astronomy. We will submit a formal request for permission to the Chilean government, following a similar framework to this application.
2.	Analyzing captured data to differentiate between natural, artificial, and unidentified phenomena.
3.	Sharing declassified, non-sensitive findings with public and scientific communities to promote transparency and collaboration.

1

Mitigation of National Security Concerns

VGTel Inc is committed to ensuring that our research activities do not infringe upon national security or interfere with sensitive government operations. To this end, we propose the following safeguards:

-	Restricted Observation Zones: Exclusion of identified restricted airspace and orbital paths used by government or military satellites.
-	Data Filtering: Implementation of software to screen and exclude sensitive imagery or telemetry that may inadvertently capture classified activities.
-	Coordination: Regular communication with designated points of contact within relevant agencies to ensure compliance with evolving security protocols.

Data Handling and Security Measures

VGTel Inc prioritizes the secure handling of all collected data to protect its integrity and confidentiality. The following measures will be employed:

-	Data Encryption: All data collected will be encrypted using advanced encryption standards (AES) to prevent unauthorized access.
-	Secure Platforms: Linux-based systems will be utilized for data processing due to their stability and robust security features.
-	VPN Encryption: Virtual Private Networks (VPNs) will be employed to ensure secure and encrypted transmission of data during remote operations or communications.
-	Access Control: Strict access control protocols will limit data access to authorized personnel only, ensuring accountability and data safety.

Compliance with Federal Regulations

We acknowledge the necessity of adhering to all applicable laws and regulations, including:

-	Federal Aviation Administration (FAA) regulations on airspace and atmospheric monitoring.
-	Federal Communications Commission (FCC) guidelines for spectrum usage.
-	Any additional requirements from the Department of Defense (DoD), National Aeronautics and Space Administration (NASA), or other agencies.

Request for Guidance and Approval

To move forward, we respectfully request:

1.	Guidance on any permits, licenses, or approvals required to conduct this research.
2.	A list of restricted zones, frequencies, or any other parameters to ensure compliance.
3.	Assignment of a liaison or point of contact for ongoing coordination.

Commitment to Collaboration

VGTel Inc values collaboration with government agencies and is prepared to provide regular updates on our activities, share relevant data, and address any concerns promptly. We are also open to discussing potential partnerships to further national interests in this domain.

2

Contact Information

For submissions or further inquiries, please contact:

Kenneth Williams

CEO and Director, VGTel Inc

Phone: 561-318-1903

Email: info@vgtelinc.com

Website: https://vgtelinc.com

Sincerely,

/s/ Kenneth Williams

Kenneth Williams

CEO and Director, VGTel Inc.

1-561-318-1903	3400 Pan American Dr, Unit 83	info@vgtelinc.com
	Miami, Florida 33133	https://vgtelinc.com

3